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                                 CODE OF ETHICS

                      Lincoln Financial Distributors, Inc.


CREDO
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It is the duty of all Lincoln Financial Distributors, Inc., employees, officers, and directors to conduct themselves with integrity and at all times to place the interests of shareholders and clients first. In the interest of this Credo, all personal securities transactions will be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their position.


                              Prohibited Activities
                              ---------------------

The following restrictions apply to Lincoln Financial Distributors, Inc. ("LFD") employees, officers and directors:

o No individual shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1.

     o    Insider Trading

          Insider trading is a prohibited practice of trading in securities based on material non-public information. Officers, directors, registered principals and registered representatives of LFD and any associated persons are prohibited from trading, either personally or on behalf of others (including family) on material non-public information or from communicating material non-public information to others. These individuals are also prohibited from giving advice based on inside information.

     o    Use of Unapproved Advertisements and Sales Materials

          All advertisements and all sales materials which will be used with more than one prospect or client must be approved by Compliance prior to use. Failure to submit an advertisement or sale material may subject an individual to sanctions including a fine, suspension or termination.


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[ ]  No registered representative can participate in, or conduct business in, a number of activities that are identified below. The prohibitions are necessary in order to protect the investing public.

     o    Selling Away

          A registered representative must obtain written approval from LFD Compliance prior to participating in any private securities transaction. A private securities transaction is any securities transaction that is executed outside, or away from LFD. The definition includes money-raising activities, offerings involving a limited number of purchases or sales, issuing promissory notes, and some multi-level marketing programs.

     o    Purchase of Initial Public Offerings or Hot Issues

          An initial public offering (IPO) is a new securities issue that is publicly traded at a premium above the initial offering price. When a new issue sells at an increase in the secondary market, then that issue would be considered a "hot issue". This rule applies to all associated persons and their immediate family members with limited exceptions.

     o    Engage In Prohibited Sales and Marketing Practices

          Certain sales practices are specifically prohibited by various Federal and State laws, including the NAIC Model Unfair Trade Practices Act, which has been adopted by many states. Among the sale practices that registered representatives and employees should not engage in include:

               o    Arranging For credit
               o    Bashing
               o    Business Valuation
               o    Churning
               o    Deceptive Practices
               o    Fraud
               o    High Pressure Tactics
               o    Rebating
               o    Unfair Trade Practices
               o    Twisting

          A comprehensive list of policies and procedures are included in the LFD Compliance Manual.


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                                Required Reports
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The following reports are required to be made by all LFD's associated persons.
Associated persons include any officers, directors, partners, or non-clerical employees of LFD.

o Disclose brokerage relationship at employment and at the time of opening any new accounts
o Direct their brokers to supply to LFD Compliance, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts
o    Annually certify that they have read and complied with this Code of Ethics.